Exhibit 2.2

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER AND WAIVER

This Amendment No. 1 to the Agreement and Plan of Merger and Waiver (this “Amendment”), is made and entered into as of March 22, 2004, by and among (i) Cytyc Corporation, a Delaware corporation (the “Parent”), (ii) Radio Acquisition Corp., a California corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), (iii) Novacept, a California corporation (the “Company”), and (iv) David Clapper and Edward Unkart, acting jointly as the Shareholder Representative referred to in the Agreement and Plan of Merger, dated March 1, 2004, by and among the Parent, Merger Sub, the Company and the Shareholder Representative named therein (the “Merger Agreement”). Capitalized terms used herein without definition shall have the respective meanings set forth in the Merger Agreement.

WHEREAS, pursuant to the Merger Agreement, the Merger Sub shall merge with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, this Amendment No. 1 has been duly authorized by the Company Board in accordance with Section 10.12 of the Merger Agreement; and

WHEREAS, the parties to the Merger Agreement wish to amend the Agreement to modify certain of the terms upon which the transactions contemplated by the Agreement may be effectuated.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Agreement in accordance with Section 10.12 thereof as follows:

1. Definition of “Closing Payment Amount.” The Merger Agreement is hereby amended by substituting the following definition of “Company Payment Amount” for the corresponding definition that presently appears in Section 10.2:

“Closing Payment Amount” means the amount of (i) $325,000,000, plus (ii) the aggregate exercise price of all Company Options and Company Warrants outstanding and unexercised at the Effective Time; plus (iii) the aggregate cash proceeds actually received by the Company in respect of the exercise of Company Options and Company Warrants during the period beginning on the Agreement Date and ending at the Effective Time; and minus (iv) the Aggregate Maximum Transaction Cost.

2. Amendment of Section 7.2(g). The Merger Agreement is hereby amended by deleting the existing Section 7.2(g) in its entirety and replacing it with the following text:

“(g) the Company shall have delivered to Parent and Merger Sub a certificate that sets forth (i) the information required to be set forth on Section 3.2 of the Company Disclosure Schedule, updated to reflect capitalization as of immediately prior to the Effective Time (giving effect to any conversion of shares of Company Preferred Stock to Company Common Stock that is made contingent upon the Closing), (ii) the Fully-Diluted Common Stock Number and the calculation thereof, (iii) the aggregate exercise price for all Company Options and Company Warrants outstanding as of the Effective Time, and (iv) the aggregate cash proceeds actually received by the Company in respect of the exercise of Company Options and Company Warrants during the period beginning on the Agreement Date and ending at the Effective Time (the “Capitalization Certificate”), which Capitalization Certificate shall be deemed to be representations and warranties of the Company hereunder;

3. Conditional Waiver of Section 7.2(j). Parent and Merger Sub hereby waive the condition set forth in Section 7.2(j) of the Merger Agreement, provided, that such waiver shall have no effect if any more than 20.0% of the aggregate outstanding Company Common Stock and Company Preferred Stock (calculated on an as-converted to Company Common Stock basis) shall have elected to, or continue to have contingent rights to, exercise dissenters’, appraisal or similar rights under California Law with respect to such shares.

4. Limited Waiver of Section 6.15. Parent, Merger Sub and the Shareholder Representative hereby waive the Company’s obligation pursuant to Section 6.15 to purchase a “tail” or “extension” under the general liability insurance policies in effect as of the Agreement Date and listed in Section 3.19 of the Company Disclosure Schedule, provided, however, that the foregoing shall not be deemed to be a waiver of the Company’s obligation to elect to purchase a “tail” or “extension” with a duration of at least five years under the product liability policies in effect as of the Agreement Date and listed in Section 3.19 of the Company Disclosure Schedule to the extent permitted in accordance with the terms thereof.

5. No Other Amendments. Except to the extent amended hereby, all of the definitions, terms, provisions and conditions set forth in the Merger Agreement are hereby ratified and confirmed and shall remain in full force and effect. The Merger Agreement and this Amendment shall be read and construed together as a single agreement and the term “Agreement” in the Merger Agreement shall henceforth be deemed a reference to the Merger Agreement as amended by this Amendment. This Amendment may be signed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. In making proof of this Amendment, it shall not be necessary to produce or account for more than one such counterpart.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized representatives, all as of the day and year written above.

CYTYC CORPORATION By: Name: Title:
RADIO ACQUISITION CORP.

By: Name: Title: NOVACEPT
By: Name: Title: SHAREHOLDER REPRESENTATIVE
Name: David Clapper, Joint Representative
Name: Edward Unkart, Joint Representative